CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement 333-262272 on Form N-2 of our report dated February 23, 2024, relating to the financial statements and financial highlights of BlackRock Utilities, Infrastructure & Power Opportunities Trust appearing in this Annual Report on Form N-CSR for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 29, 2024